                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                 Amendment No. 1


                            Sycamore Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   871206 10 8
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

------------------------                                ------------------------
  CUSIP No. 871206108           SCHEDULE 13G               Page 2 of 11 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Matrix Partners V, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        Delaware
--------------------------------------------------------------------------------
                            5.   SOLE VOTING POWER

                                                                      See Item 5
    NUMBER OF               ----------------------------------------------------
     SHARES                 6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                                                          See Item 5
      EACH                  ----------------------------------------------------
   REPORTING                7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:                                                           See Item 5
                            ----------------------------------------------------
                            8.   SHARED DISPOSITIVE POWER

                                                                      See Item 5
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      See Item 5
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      See Item 5
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                                                                              PN
================================================================================
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 11 pages

------------------------                                ------------------------
  CUSIP No. 871206108           SCHEDULE 13G               Page 3 of 11 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Matrix V Entrepreneurs Fund, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        Delaware
--------------------------------------------------------------------------------
                            5.   SOLE VOTING POWER

                                                                      See Item 5
    NUMBER OF               ----------------------------------------------------
     SHARES                 6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                                                          See Item 5
      EACH                  ----------------------------------------------------
   REPORTING                7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:                                                           See Item 5
                            ----------------------------------------------------
                            8.   SHARED DISPOSITIVE POWER

                                                                      See Item 5
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      See Item 5
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                      See Item 5
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                                                                              PN
================================================================================
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 11 pages

------------------------                                ------------------------
  CUSIP No. 871206108           SCHEDULE 13G               Page 4 of 11 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Matrix V Management Co., L.L.C.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        Delaware
--------------------------------------------------------------------------------
                            5.   SOLE VOTING POWER

                                                                      See Item 5
    NUMBER OF               ----------------------------------------------------
     SHARES                 6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                                                          See Item 5
      EACH                  ----------------------------------------------------
   REPORTING                7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:                                                           See Item 5
                            ----------------------------------------------------
                            8.   SHARED DISPOSITIVE POWER

                                                                      See Item 5
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      See Item 5
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      See Item 5
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                                                                             PN
================================================================================
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 11 pages

------------------------                                ------------------------
  CUSIP No. 871206108           SCHEDULE 13G               Page 5 of 11 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Timothy A. Barrows
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                            5.   SOLE VOTING POWER

                                                                      See Item 5
    NUMBER OF               ----------------------------------------------------
     SHARES                 6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                                                          See Item 5
      EACH                  ----------------------------------------------------
   REPORTING                7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:                                                           See Item 5
                            ----------------------------------------------------
                            8.   SHARED DISPOSITIVE POWER

                                                                      See Item 5
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      See Item 5
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      See Item 5
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                                                                            IN
================================================================================
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 11 pages

------------------------                                ------------------------
  CUSIP No. 871206108           SCHEDULE 13G               Page 6 of 11 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Paul J. Ferri
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                            5.   SOLE VOTING POWER

                                                                      See Item 5
    NUMBER OF               ----------------------------------------------------
     SHARES                 6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                                                          See Item 5
      EACH                  ----------------------------------------------------
   REPORTING                7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:                                                           See Item 5
                            ----------------------------------------------------
                            8.   SHARED DISPOSITIVE POWER

                                                                      See Item 5
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      See Item 5
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      See Item 5
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                                                                              IN
================================================================================
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 11 pages

------------------------                                ------------------------
  CUSIP No. 871206108           SCHEDULE 13G               Page 7 of 11 Pages
--------------------------------------------------------------------------------


ITEM 1(a)      NAME OF ISSUER:

               Sycamore Networks, Inc.


ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               10 Elizabeth Drive
               Chelmsford MA 01824

ITEM 2(a)      NAME OF PERSONS FILING:

               Matrix Partners V, L.P. ("Matrix V"); Matrix V Entrepreneurs Fund, L.P. ("Entrepreneurs", and together with Matrix V, the "Partnerships"); Matrix V Management Co., L.L.C. ("Management"), the general partner of each of the Partnerships; and Timothy A. Barrows and Paul J. Ferri, the Co-Managing Members of Management, who share voting and dispositive authority with respect to shares of Sycamore Networks, Inc. held of record by the Partnerships.


ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The address of the reporting persons is:

               1000 Winter Street, Suite 4500
               Waltham, Massachusetts  02451


ITEM 2(c)      CITIZENSHIP:

               Matrix V is a limited partnership organized under the laws of the State of Delaware. Entrepreneurs is a limited partnership organized under the laws of the State of Delaware. Management is a limited liability company organized under the laws of the State of Delaware. Mr. Barrows and Mr. Ferri are citizens of the United States.


ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.001 per share (the "Common Stock").


ITEM 2(e)      CUSIP NUMBER:

               871206 10 8


ITEM 3         DESCRIPTION OF PERSON FILING:

               Not applicable.


                               Page 7 of 11 pages
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------------------------                                ------------------------
  CUSIP No. 871206108           SCHEDULE 13G               Page 8 of 11 Pages
--------------------------------------------------------------------------------


ITEM 4         OWNERSHIP(1):

               (a)  AMOUNT BENEFICIALLY OWNED:

                    See Item 5

               (b)  PERCENT OF CLASS:

                    Matrix V:                           See Item 5
                    Entrepreneurs:                      See Item 5
                    Management:                         See Item 5
                    Mr. Barrows                         See Item 5
                    Mr. Ferri                           See Item 5

               (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                    See Item 5

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.


----------------------------


                               Page 8 of 11 pages
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-----------------------                                 ------------------------
CUSIP No.   871206 10 8           SCHEDULE 13G             Page 9 of 11 Pages
--------------------------------------------------------------------------------

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.


ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.


ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.


ITEM 10        CERTIFICATION:

               Not applicable.


                               Page 9 of 11 pages

-----------------------                                 ------------------------
CUSIP No.   871206 10 8           SCHEDULE 13G             Page 10 of 11 Pages
--------------------------------------------------------------------------------
                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2001


                                   MATRIX PARTNERS V, L.P.


                                   By:  Matrix V Management Co., L.L.C
                                        General Partner


                                        By: /s/ Timothy A. Barrows
                                            ------------------------------------
                                             Timothy A. Barrows
                                             Managing Member


                                   MATRIX V ENTREPRENEURS FUND, L.P.


                                   By:  Matrix V Management Co., L.L.C.
                                        General Partner


                                        By: /s/ Timothy A. Barrows
                                            ------------------------------------
                                             Timothy A. Barrows
                                             Managing Member


                                   MATRIX V MANAGEMENT CO., L.L.C

                                   By:  Timothy A. Barrows
                                        Managing Member


                                        By: /s/ Timothy A. Barrows
                                            ------------------------------------
                                             Managing Member

                                    /s/ Timothy A. Barrows
                                   ---------------------------------------------
                                    Timothy A. Barrows

                                   /s/ Paul J. Ferri
                                   ---------------------------------------------
                                    Paul J. Ferri


                              Page 10 of 11 pages